Exhibit 99.ACCT

EXHIBIT(a)(4)

Registrant’s Independent Public Accountant

AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

Funds	Predecessor Funds

Invesco Oppenheimer Global Multi-Asset Growth Fund	Oppenheimer Global Multi-Asset Growth Fund

Invesco Oppenheimer Global Focus Fund	Oppenheimer Global Focus Fund

The Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Funds for the Funds’ current fiscal year. PwC serves as the independent registered public accounting firm for other Invesco Funds.

Prior to the close of business on May 24, 2019, each Predecessor Fund was an unaffiliated investment company that was audited by a different independent registered public accounting firm (the “Prior Auditor”).

The Prior Auditor resigned as the independent registered public accounting firm of Oppenheimer Global Multi-Asset Growth Fund effective after the close of business on May 24, 2019 and Invesco Oppenheimer Global Focus Fund effective upon completion of the audit as of and for the year ended April 30, 2019 and the issuance of its report thereon. The Prior Auditor’s report on the financial statements of the Predecessor Funds for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Funds’ two most recent fiscal years and through May 24, 2019, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that the Prior Auditor furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated January 3, 2020 is attached as Attachment A to this exhibit.

January 3, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Invesco Oppenheimer Global Focus Fund, a series of AIM International Mutual Funds (Invesco International Mutual Funds), formerly known as Oppenheimer Global Focus Fund, and under the date of June 25, 2019, we reported on the financial statements of Invesco Oppenheimer Global Focus Fund as of and for the years ended April 30, 2019 and 2018. On May 24, 2019, we resigned as independent public accountant effective upon completion of the audit and the issuance of our report thereon dated June 25, 2019.

We were also previously principal accountants for Oppenheimer Global Multi-Asset Growth Fund, and under the date of December 21, 2018, we reported on the consolidated financial statements of Oppenheimer Global Multi-Asset Growth Fund as of and for the years ended October 31, 2018 and 2017. On May 24, 2019, we resigned as independent public accountant.

We have read the statements made by AIM International Mutual Funds (Invesco International Mutual Funds) included under Item 13(a)(4) of Form N-CSR dated January 3, 2020, and we agree with such statements except that we are not in a position to agree or disagree with the statement that the Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP as the independent registered public accounting firm of Invesco Oppenheimer Global Focus Fund and Invesco Oppenheimer Global Multi-Asset Growth Fund.

Very truly yours,

KPMG LLP